Exhibit 15

July 12, 2024

To the Board of Directors and Shareholders of S&P Global Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-4 and related Prospectus of S&P Global Inc. for the offer to exchange outstanding unregistered Senior Notes due 2033 for new registered Senior Notes due 2033, of our report dated April 25, 2024 relating to the unaudited consolidated interim financial statements of S&P Global Inc. that are included in its Form 10-Q for the quarter ended March 31, 2024.

/s/ Ernst & Young LLP

New York, New York
July 12, 2024